Exhibit 99.1

ActivIdentity Revises Revenue Guidance for Its Fiscal Fourth Quarter

FREMONT, California., October 11, 2007 — ActivIdentity Corporation, a global leader in digital identity assurance, today announced that, based on currently available information, it is revising its previous guidance for the fourth quarter of fiscal 2007, which ended on September 30, 2007. The company now anticipates revenue for the fourth quarter to be in the range of $13.5 to $14.0 million. Loss per share is expected to be from $0.03 to $0.06 per basic and diluted share, and cash is estimated to decrease to between $121 million and $123 million. The company previously announced that it had projected fourth quarter revenue to be in the range of $17 to $18.5 million. EPS was estimated to be a loss of between $0.01 and $0.04 per basic and diluted share. Cash was previously projected to decrease to between $126 million and $128 million.

“The reduced guidance reflects ActivIdentity’s dependence on large orders and the slippage of several large orders from fiscal Q4 into Q1. We are disappointed with our revised guidance for the fourth quarter; however, we do believe this to be primarily an issue of timing. We expect to receive the majority of these slipped orders during the current quarter of our fiscal year 2008,” stated Jason Hart, chief executive officer.

ActivIdentity will discuss the fourth quarter and fiscal 2007 results in more detail during the company’s fiscal year-end earnings call.

About ActivIdentity

ActivIdentity(R) Corporation is a trusted provider of identity assurance solutions for the enterprise, government, healthcare, and financial services markets worldwide. The company provides the only fully-integrated platform enabling organizations to issue, manage and use identity devices and credentials for secure access, secure communications, legally binding digital transactions, as well as intelligent citizen services.

ActivIdentity customers experience multiple benefits including increased network security, protection against identity theft and online fraud, enhanced workforce productivity, business process efficiencies, and regulatory compliance.

ActivIdentity solutions include Smart Employee ID, Enterprise Single Sign On, Strong Authentication, Secure Information and Transactions, and Smart Citizen ID.

More than 15 million users and 4,000 customers worldwide rely on solutions from ActivIdentity. Headquartered in Fremont, Calif., the company has development centers in the United States, Australia, France, and sales and service centers in more than ten countries. For more information, visit http://www.actividentity.com.

Forward-Looking Statements Safe Harbor

The statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include risks relating to variability in operating results, our history of losses, the integration of acquired business and technologies, and other risks identified under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, and in subsequent Quarterly Reports on Form 10-Q, which are filed with the United States Securities and Exchange Commission (SEC). Copies of these filings are available from the Company and on the SEC’s website at http://www.sec.gov. Actual results, events and performance may differ materially from our forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company disclaims any intention to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ActivIdentity and ActivCard are registered trademarks in the United States and/or other countries. All other trademarks are the property of their respective owners in the United States and/or other countries.